410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces First Quarter Fiscal 2017 Results

CHICAGO-(December 8, 2016)-Oil-Dri Corporation of America (NYSE: ODC) today announced net income for the first quarter of fiscal 2017 of $2,009,000 or $0.28 of earnings per diluted share. This compared to net income of $5,423,000, or $0.75 of earnings per diluted share in the same quarter of the prior year. Net sales of $66,612,000 in the quarter decreased by 2% compared to net sales of $67,795,000 in the same quarter of the prior year.

BUSINESS REVIEW

President and Chief Executive Officer, Daniel S. Jaffee said, “While overall results are down, both our business groups have strong positive momentum.

Third party market research data from the latest twelve-week period (ending November 6, 2016) indicates that scanned sales of Cat’s Pride Fresh & Light Ultimate Care are up 42% over the prior year, leading the growth of the Lightweight litter segment.

However, the positive market results came with a cost. Our Retail & Wholesale’s segment reported a loss for the quarter due to the $6 million planned promotional spending primarily in support of Fresh & Light Ultimate Care products. In addition, sales of our Retail and Wholesale products were down in the period due to our decision to discontinue business with low margin customers.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

Our Business to Business products delivered excellent results in the quarter, with sales increasing nearly 6.4% over last year’s first quarter. Amlan International’s value added animal health products performed well and greatly contributed to the period’s gross margin. Product trials of Varium, our new non-antibiotic growth promoter for poultry, have exceeded our expectations thus far.”

SEGMENT REVIEW

BUSINESS TO BUSINESS

First Quarter Results
	Three-Month Period
	August 1 - October 31		Change
	Fiscal 2017	Fiscal 2016
Net Sales	$27,473,000	$25,821,000	6%
Segment Income	$9,408,000	$9,169,000	3%

Net sales of our animal health products increased approximately 53% with higher sales in all of our major international and domestic markets. Net sales of our fluids purification products were up approximately 6%. Higher sales of fluids purification products to edible oil producers, primarily in Europe, were partially offset by lower sales to petroleum oil processors due to normal order timing fluctuations. Net sales of our Agsorb agricultural chemical carriers were down slightly. Sales of co-packaged coarse cat litter were lower as the market for coarse cat litters continued to decline.

Segment income improved due to the higher sales and lower packaging costs, which more than offset increased marketing costs to support the international launch of Amlan International’s non-antibiotic growth promotion products, Varium and NeoPrime.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

RETAIL AND WHOLESALE

First Quarter Results
	Three-Month Period
	August 1 - October 31		Change
	Fiscal 2017	Fiscal 2016
Net Sales	$39,139,000	$41,974,000	-7%
Segment (Loss) Income	$(507,000)	$5,402,000	N/A

Net sales of both our branded and private label cat litters decreased due to the decision to walk away from low margin cat litter business. We maintained our focus on the lightweight scoopable segment of the cat litter market, as reflected in higher sales of our Cat's Pride Fresh & Light Ultimate Care and private label lightweight scoopable litters. Sales of industrial and automotive absorbent products were lower for the first quarter.

Segment advertising costs increased $5,400,000 in the quarter. These costs were primarily associated with the ongoing marketing campaign to promote our Fresh & Light Ultimate Care lightweight cat litter and drove the segment loss for the first quarter. We plan to continue this campaign throughout the year and we expect advertising expense to be higher for the full year of fiscal 2017 compared to fiscal 2016.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

FINANCIAL REVIEW

Cash, cash equivalents, and short-term investments at October 31, 2016 totaled $21,350,000, compared to $24,401,000 a year ago.

Cash provided by operating activities was $1,325,000 for the three months ended October 31, 2016, which was $7,191,000 lower than the $8,516,000 for the same period last year. This decrease was primarily the result of lower net income and the payout of the prior fiscal year's accrued incentive bonus.

Capital expenditures for the three months ended October 31, 2016 totaled $4,295,000, which was $1,136,000 more than depreciation and amortization of $3,159,000. By comparison, capital expenditures totaled $1,765,000 in the same period of last year. Capital expenditures in the first quarter of fiscal 2017 included the ongoing implementation of a new enterprise resource planning system and related infrastructure improvements.

On October 13, 2016, Oil-Dri’s Board of Directors declared quarterly cash dividends of $0.22 per share of outstanding Common Stock and $0.165 per share of outstanding Class B Stock. The dividends were paid on December 2, 2016, to stockholders of record at the close of business on November 18, 2016. At the end of the first quarter, the annualized dividend yield on the Company’s Common Stock was 2.6%, based on the closing stock price on October 31, 2016 of $33.76 per share and the latest quarterly cash dividend of $0.22 per share.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

LOOKING FORWARD

President and Chief Executive Officer, Daniel Jaffee continued, “Our second quarter appears to be off to a great start. Our Business to Business products are performing well as we advance our promotional strategy for our value added products in the animal health, fluids purification and agricultural markets.

Within Retail and Wholesale, we will continue to compete for market share by promoting trial and creating brand awareness of Cat’s Pride Fresh & Light Ultimate Care products. Our media campaign will be relatively quiet during our second fiscal quarter and will then begin again during the third quarter.

According to the same third-party, twelve-week report ending November 6, our private label lightweight products are also gaining market share, currently accounting for 70% of total Private Label Lightweight litter.”

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Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for crop and horticultural, fluids purification, animal health, sports field, industrial and automotive markets and is a leading manufacturer of cat litter.

The Company will offer a live webcast of the first quarter earnings teleconference on Friday, December 9, 2016 from 10:00 am to 10:30 am, Central Time. To listen via the web, visit www.streetevents.com or www.oildri.com.

The Company will host its Annual Meeting of Stockholders on Tuesday, December 13, 2016 starting at 9:30 am, Central Time. The meeting will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604. The record date for voting eligibility at the Annual Meeting was October 17, 2016.

“Oil-Dri,” “Cat’s Pride,” “Fresh & Light,” “Fresh & Light Ultimate Care,” “Agsorb” and “Amlan International” are registered trademarks of Oil-Dri Corporation of America. “Varium” and “NeoPrime” are trademarks of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for per share amounts)
(unaudited)

	First Quarter Ended October 31,
	2016	% of Sales	2015	% of Sales
Net Sales	$66,612	100.0%	$67,795	100.0%
Cost of Sales	(45,887)	(68.9)%	(47,142)	(69.5)%
Gross Profit	20,725	31.1%	20,653	30.5%
Selling, General and Administrative Expenses	(17,679)	(26.5)%	(12,877)	(19.0)%
Operating Income	3,046	4.6%	7,776	11.5%
Interest Expense	(251)	(0.4)%	(259)	(0.4)%
Other (Expense) Income	(116)	(0.2)%	23	—%
Income Before Income Taxes	2,679	4.0%	7,540	11.1%
Income Tax Expense	(670)	(1.0)%	(2,117)	(3.1)%
Net Income	$2,009	3.0%	$5,423	8.0%
Net Income Per Share:
Basic Common	$0.30		$0.82
Basic Class B Common	$0.23		$0.61
Diluted Common	$0.28		$0.75
Average Shares Outstanding:
Basic Common	5,004		4,975
Basic Class B Common	2,067		2,037
Diluted Common	7,138		7,063

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

CONSOLIDATED BALANCE SHEETS
(in thousands, except for per share amounts)
(unaudited)

		As of October 31,
		2016	2015
Current Assets
Cash and Cash Equivalents		$15,991	$21,011
Short-term Investments		5,359	3,390
Accounts Receivable, Net		30,971	31,889
Inventories		23,567	21,486
Prepaid Expenses		10,111	8,341
Total Current Assets		85,999	86,117
Property, Plant and Equipment, Net		81,688	78,801
Other Assets		32,380	27,029
Total Assets		$200,067	$191,947

Current Liabilities
Current Maturities of Notes Payable		$3,083	$3,083
Accounts Payable		6,910	7,561
Dividends Payable		1,479	1,406
Accrued Expenses		15,855	16,694
Total Current Liabilities		27,327	28,744
Noncurrent Liabilities
Notes Payable		9,140	12,194
Other Noncurrent Liabilities		46,826	35,783
Total Noncurrent Liabilities		55,966	47,977
Stockholders' Equity		116,774	115,226
Total Liabilities and Stockholders' Equity		$200,067	$191,947

Book Value Per Share Outstanding		$16.51	$16.43

Acquisitions of:
Property, Plant and Equipment	First Quarter	$4,295	$1,765
	Year To Date	$4,295	$1,765
Depreciation and Amortization Charges	First Quarter	$3,159	$2,939
	Year To Date	$3,159	$2,939

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months Ended
	October 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$2,009	$5,423
Adjustments to reconcile net income to net cash
provided by operating activities, net of acquisition:
Depreciation and Amortization	3,159	2,939
Increase in Accounts Receivable	(688)	(414)
Increase in Inventories	(367)	(126)
Increase in Accounts Payable	476	387
(Decrease) Increase in Accrued Expenses	(3,592)	33
Increase in Pension and Postretirement Benefits	464	432
Other	(136)	(158)
Total Adjustments	(684)	3,093
Net Cash Provided by Operating Activities	1,325	8,516

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(4,295)	(1,765)
Net Dispositions (Purchase) of Investment Securities	4,827	(1,200)
Other	1	—
Net Cash Provided by (Used in) Investing Activities	533	(2,965)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Long-Term Debt	(3,083)	(3,484)
Dividends Paid	(1,477)	(1,377)
Purchase of Treasury Stock	(122)	(18)
Other	128	202
Net Cash Used in Financing Activities	(4,554)	(4,677)

Effect of exchange rate changes on cash and cash equivalents	58	(1)

Net (Decrease) Increase in Cash and Cash Equivalents	(2,638)	873
Cash and Cash Equivalents, Beginning of Period	18,629	20,138
Cash and Cash Equivalents, End of Period	$15,991	$21,011

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256